Exhibit 10.32

GAMING SPACE LEASE AGREEMENT

This Gaming Space Lease Agreement (Agreement) is entered into as of the 1st day of February, 1997, by and between HYATT EQUITIES, L.L.C., a Delaware limited liability company (“Landlord”), and HCC CORPORATION, a Nevada corporation (“Tenant”).

RECITALS

Landlord is the owner of the Hyatt Regency Lake Tahoe Resort & Casino (excluding any Gaming FF&E, as defined below) located in Incline Village, Nevada, and more particularly described on Exhibit A (Hyatt Tahoe); and

Tenant owns all gaming furniture, fixtures and equipment used in the operation of and located in the casino within the Hyatt Tahoe (Gaming FF&E) and desires to lease the casino space within the Hyatt Tahoe.

NOW, THEREFORE, in consideration of the foregoing premises, the terms, conditions, and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties agree as follows:

1. Lease of Premises. Landlord leases to Tenant, and Tenant leases from Landlord, a portion of the Hyatt Tahoe consisting of approximately 21,819 square feet as depicted on Exhibit B (Premises).

2. Lease Term, Rent and Options. The term (Initial Term) of this Agreement shall commence on February 1, 1997 and shall terminate on January 31, 2002, all under the terms, rents and conditions as set forth below. Tenant shall have the option to renew this Agreement for two (2) successive periods of five (5) years each for the applicable rental payments set forth in this Agreement and otherwise on the same terms and conditions provided in this Agreement (Renewal Options). Tenant may exercise each of its Renewal Options by written notice to Landlord 180 days prior to the expiration of the then current term (the Initial Term, along with any exercised Renewal Options, are collectively referred to herein as the Term).

2.1

(a) During the Initial Term, Tenant shall pay Landlord base rent in the amount of Four Hundred Eighty Three Thousand Three Hundred Thirty Three Dollars ($483,333) per month in advance;

(b) During the portion of the Term in which each Renewal Option is in effect Tenant shall pay Landlord monthly base rent in advance equal to the then-fair market rent (Fair Market Rent) as determined by the procedure set forth in Section 2.5 below.

2.2 All payments due under this Agreement shall be sent to Landlord by United States Mail, postage prepaid, addressed to Hyatt Equities, L.L.C., 200 West Madison, Suite 3800, Chicago, Illinois 60606, Attn: Harold S. Handelsman;

2.3 Payments of base rent and Operating Expenses billed to Tenant on or before the last day of the immediately preceding month shall be due by the 10th day of each month during the Term;

2.4 In the event Tenant fails to pay by the 15th day of each month the base rent due for such month and Operating Expenses billed to Tenant on or before the last day of the immediately preceding month , Landlord, at its option, may assess a late charge of Two Thousand Dollars ($2,000) per day until the monthly base rent and billed Operating Expenses, and any late charges, are paid; and

2.5 Landlord and Tenant shall agree to negotiate in good faith to determine Fair Market Rent. If Landlord and Tenant fail to agree as to Fair Market Rent by the one hundred and twentieth (120th) day prior to the commencement of any Renewal Option which Tenant has exercised in accordance with the terms of this Agreement, then the parties shall submit the matter to arbitration as set forth in this Section 2.5. In the event that arbitration is required the arbitrator (Arbitrator) shall be Paul A. Bible (Bible), or if Bible is unable to serve, the senior partner of the law firm with which Bible was most recently associated (or any successor thereto). The Arbitrator shall proceed with all reasonable dispatch to determine the Fair Market Rent and shall notify the parties of his decision not later than the sixtieth (60th) day prior to the commencement of the applicable Renewal Option. Any decision reached under this Section 2.5 shall be in writing and in duplicate, one counterpart thereof to be delivered to each of the parties to this Agreement. The decision of the Arbitrator shall be binding, final and conclusive on the parties; provided that Tenant may withdraw its exercise of the applicable Renewal Option within ten (10) days of its receipt of the decision of the Arbitrator. The arbitration fees shall be divided equally between Landlord and Tenant.

3. Operating Expenses. Tenant shall pay when due all Operating Expenses (as defined below). For the purposes of this Agreement, “Operating Expenses” shall be defined as all costs and expenses related to the operation of the Hyatt Tahoe casino, including, but not limited to, all real and personal property taxes and assessments, all gaming and business license fees or taxes, all other federal, state and local taxes incurred as the result of Tenant’s operations under this Agreement, all utilities consumed or used in or upon the Premises, all employee wages and payroll taxes incurred during the Term, all equipment leases related to the Premises, costs of inventory, insurance, legal and accounting expenses, payment of settled or compromised claims and payment of judgments. Operating Expenses which are not paid directly by Tenant and are paid by Landlord for the benefit of Tenant shall be allocated between Landlord and Tenant as determined in good faith by Landlord (which determination shall be binding absent manifest error) and shall also include all amounts billed from time to time by Landlord to Tenant for miscellaneous building maintenance and other services rendered to Tenant or for the benefit of the Premises. Landlord shall provide to Tenant such supporting documentation regarding the allocation of Operating Expenses as Tenant may reasonably request from time to time.

4. Use of Premises. Tenant shall have the right to use and occupy the Premises for all lawful purposes in connection with the operation of a casino, and the Premises shall not be used for any unlawful purpose or in any manner that may damage or depreciate the Premises. Tenant shall have the exclusive right to conduct gaming operations at the Premises during the Term and as provided by law. Tenant shall conduct its operations in and from the Premises under the present name unless Landlord shall otherwise consent in writing. Tenant may engage a manager to manage the Premises, provided that (i) such manager is also the manager of the remainder of the Hyatt Tahoe, and (ii) such manager is authorized by all appropriate governmental authorities to manage and operate the Premises in accordance with the terms of this Agreement.

5. Maintenance of the Premises.

5.1 Tenant agrees that, from and after the date that possession of the Premises is delivered to Tenant, and until the end of the Term, it will keep the Premises neat and clean and maintained in good order, condition and repair, including, without limitation, the exterior and interior portions of all doors, windows and plate glass surrounding the Premises, all plumbing and sewage facilities within the Premises, fixtures and interior walls, floors, ceilings, signs (including exterior signs where permitted), and all wiring, electrical systems, sprinkler systems within the Premises, interior building appliances and similar equipment. Tenant shall repaint, refurbish and remodel the Premises and any part and portion thereof from time to time to assure that the Premises are kept in a tenantable and attractive condition throughout the term of this Agreement comparable to the present condition. Tenant further agrees that the Premises shall be kept in a clean, sanitary and safe condition in accordance with the laws of the State of Nevada and ordinances of Washoe County, and in accordance with all directions, rules and regulations of the Health Officer, Fire Marshall, Building Inspector and other proper officers of the governmental agencies having jurisdiction over the Premises.

5.2 Tenant shall not make alterations, improvements and/or additions to the Premises without first obtaining, in each instance, the prior written consent of Landlord, except that Tenant may make, at its own expense, nonstructural alterations to the interior of the Premises so long as the alterations do not decrease the value of the Premises and provided, however, that any alteration shall be (a) made in accordance with all applicable laws, and (b) completed in a good and first-class workmanlike manner.

6. Surrender of Possession. At the conclusion of this Agreement (whether by termination upon default, expiration or otherwise), Tenant covenants to peacefully surrender possession of the Premises to Landlord. At that time, Tenant shall repair any damage to the Premises, and shall leave the Premises in good and clean condition (ordinary wear and tear excepted).

7. Employee Costs. Landlord and Tenant acknowledge that Hyatt Tahoe Casino Management, Inc. (the “Manager”) will be the manager of the Premises and of the hotel associated therewith (the “Hotel”) pursuant to separate management agreements of even date herewith. Landlord and Tenant further acknowledge that the employees working at the Premises and at the Hotel are, for administrative convenience, employees of Tenant. Each of Landlord and Tenant agree that the costs and expenses of all such employees, including compensation, wages, fringe benefits and other related costs (collectively, “Employee Costs”) will be allocated between the operations of the Premises and the operations of the Hotel by the Manager upon a reasonable basis and that the Manager will, upon request, provide both Landlord and Tenant with evidence of the basis of such allocations. The allocation by Manager of Employee Costs to the Hotel and the Premises shall be deemed to constitute Total Compensation (as defined in the management agreements for the Premises and Hotel) for the Hotel and Premises, respectively, and shall be paid from the operation of the Premises and the Hotel pursuant to the terms of the applicable management agreement. The allocations of Employee Costs made by the Manager will be final and binding upon Landlord and Tenant in the absence of manifest error. In addition, expenses which are incurred on behalf of both the Premises and the Hotel, other than Employee Costs, may be paid out of the operations of the Premises by Tenant and out of the operations of the Hotel by Landlord, each on behalf of the other, and in any such event, similar allocations will be made by the Manager on like basis and with like effect.

8. Right of Entry. Landlord may, at all reasonable times, enter the Premises for the purpose of making repairs or alterations as are necessary or proper for the safety, protection, preservation or improvement of the Premises or any part thereof, and may authorize anyone else to do so, without first obtaining the consent of Tenant; provided, however, that any repairs or alterations shall be (a) made in accordance with all applicable laws, and (b) completed in a good and first-class workmanlike manner.

9. Quiet Enjoyment. Landlord covenants and agrees that Tenant, if in compliance with all conditions, terms, rules, regulations and covenants contained in this Agreement, shall and may, at all times during the Term, peaceably and quietly have, hold and enjoy the Premises without hindrance from Landlord, but in all respects subject to the terms and conditions set forth in this Agreement.

10. Risk of Loss. In the event that the Premises are damaged or destroyed by fire, wind storm or other casualty without fault on the part of Tenant, Landlord may, at its option, restore or replace the Premises in substantially the same condition within a period of three (3) months unless prevented by causes beyond Landlord’s control. During that period, an adjustment to the rental shall be made commensurate with the time necessary for repair or rebuilding. In the event that Landlord elects not to repair or restore the Premises, Landlord shall notify Tenant within forty-five (45) days after the damage or loss, and this Agreement shall terminate, and all rights and privileges hereunder shall cease.

11. Fixtures and Furnishings. All additions, improvements, furniture, fixtures and equipment which may be made or installed by Landlord upon the Premises prior to and during the term of this Agreement shall remain upon the Premises. Tenant may retain and place within the Premises the Gaming FF&E, which shall remain the property of Tenant and Tenant shall be entitled to remove all of the Gaming FF&E from the Premises at the termination of this Agreement, provided that Tenant has made all required payments to Landlord under the terms of this Agreement.

12. Liability Insurance. During the term of this Agreement, and any extensions thereof, Tenant shall purchase, procure and/or maintain public liability insurance applicable to the Premises complying with the requirements of Section 8 of the management agreement dated as of the date hereof (Management Agreement) pertaining to the Hyatt Tahoe executed by Landlord and Hyatt Tahoe Casino Management Inc., a Nevada corporation, as amended from time to time. Tenant shall be deemed to have complied with the requirements of this Section if insurance applicable to the Premises in the coverages and amounts set forth above is provided pursuant to the Management Agreement, whether or not such insurance is based on self-insurance or the inclusion of the Hyatt Tahoe in blanket policies of insurance as provided in Section 8 of the Management Agreement. Tenant shall reimburse Landlord for Tenant’s proportionate share of any insurance provided under the Management Agreement.

13. Operation of Business. Tenant shall operate the business conducted on the Premises in accordance with sound business practices and the past practices of Tenant. Tenant shall assume and be responsible for all liabilities and expenses created or generated by Tenant’s operation of its business upon the Premises. Tenant further agrees to indemnify and hold Landlord harmless from any claim of any kind, character or nature resulting from Tenant’s occupation and use of the Premises.

14. Signs. Tenant shall have the right to post reasonable signs on the Premises which might facilitate Tenant’s business.

15. Access to Premises and Parking.

15.1 Landlord hereby agrees to allow Tenant, its agents, employees, customers, subtenants, assignees and their customers to cross the Hyatt Tahoe for purposes of ingress to and egress from the Premises. Tenant shall further have the right to a reasonable number of parking spaces upon the Hyatt Tahoe for Tenant, its agents, employees, customers, subtenants, assignees and their customers, but Landlord shall retain control over the method and manner of parking.

15.2 Landlord hereby retains and reserves unto itself, and its successors and assigns, for the benefit of Landlord and its employees, agents, guests, patrons and others having business relations with Landlord, the right to enter upon any portions of the Premises for the purpose of ingress and egress to other portions of the Hyatt Tahoe.

16. Utilities and Telephones. Landlord shall provide, or cause to be provided to or for the use of the Premises, all utilities, including but not limited to gas, electricity and water, and other building services necessary for the operation of the Premises in accordance with terms of this Agreement. Landlord and Tenant agree that Landlord shall not be responsible for providing separate meters for Tenant’s utilities and such charges shall be allocated to the Premises by Landlord in accordance with Section 3 above.

17. Default, Remedies, and Termination. Any of the following occurrences, conditions, or acts shall constitute an “event of default” under this Agreement:

17.1 If Tenant (i) defaults in making payment when due of any base rent or Operating expenses and the default continues for ten (10) days after Landlord gives written notice to Tenant specifying the default and demanding that it be cured; or (ii) fails to maintain in good standing and in full force and effect, free from restriction or suspension (other than suspensions for a period not to exceed three days) all necessary governmental approvals and licenses as required pursuant to Section 18 below (whether held by Tenant or any manager of the Premises); or (iii) defaults in the observance or performance of any other provision of this Agreement and the default continues for fifteen (15) days after Landlord gives written notice to Tenant specifying the default and demanding that it be cured;

17.2 If Tenant files a petition in bankruptcy, for reorganization or for an arrangement under the bankruptcy code or any similar federal or state law, is adjudicated a bankrupt or becomes insolvent, is unable to meet its obligations as they become due, or takes any corporate action in furtherance of any of the foregoing; or

17.3 If a petition or answer is filed proposing the adjudication of Tenant as a bankrupt or the reorganization of Tenant under the bankruptcy code or any similar federal or state law, and (i) Tenant consents to the filing thereof, or (ii) the petition or answer is not discharged or denied within sixty (60) days after its filing.

If there exists any event of default, Landlord may (i) terminate this Agreement and take possession of the Premises, in which event the all base rent and Operating Expenses shall immediately become due and be payable up to the time of termination; (ii) relet the Premises, or any part or parts of it, either in Landlord’s name or otherwise, for a term or terms which may, at Landlord’s option, be less than or exceed the remaining Term; (iii) recover from Tenant on a monthly basis, as liquidated damages for Tenant’s failure to observe and perform its covenants under this Agreement, the deficiency between the base rent and Operating Expenses hereby reserved and/or agreed to be paid and the net amount, if any, of the rents set forth in any subsequent lease or leases for the Premises for each month of the period which would otherwise have constituted the balance of the term of this Agreement; and (iv) exercise all other rights and remedies available at law or in equity. In computing liquidated damages, there shall be added to the deficiency all reasonable expenses that Landlord may incur in connection with reletting, such as brokerage and preparation for reletting. All remedies provided for in this Agreement shall be cumulative and not alternative, and pursuit of one remedy shall not bar pursuit of any other remedy.

Landlord may make all alterations, repairs, replacements, and decorations to the Premises that it considers advisable and necessary for the purpose of reletting the Premises. Such action by Landlord shall not be construed to release Tenant from its liability under this Agreement. Landlord shall use reasonable efforts to mitigate all damages and to relet the Premises if there is any event of default by Tenant.

18. Permits, Licenses, Illegal Activities. It is agreed that Tenant or any manager engaged by Tenant in accordance with the terms of this Agreement, at Tenant’s own expense, shall secure and maintain in good standing any and all necessary government permits and/or licenses necessary for the operation of Tenant’s business at or on the Premises. During the term of this Agreement and any extensions thereof, the Premises shall not be used for any illegal activity or purpose, nor shall any nuisance, public or private, be permitted or committed on or about the Premises.

19. Assignment and Subleasing. This Agreement shall be binding on and shall be for the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned or transferred by Tenant without the prior written consent of Landlord and any purported assignment by Tenant which is not consented to in writing by Landlord as required herein shall be null and void and of no force and effect. Tenant shall have the right to sublet the Sports and Race Book in accordance with Nevada law; provided that any such subletting shall not relieve Tenant of any of its obligations hereunder.

20. Condemnation. If the whole or substantially all of the Premises shall be taken by any public authority under the power of eminent domain, this Agreement shall be terminated as of the day of possession by the public authority, and base rent shall be paid up to the day of possession. For purposes of this paragraph, “substantially all” of the Premises shall be deemed to have been taken if the remaining property cannot be practically used by Tenant for its stated purposes. In the event of a taking of a whole or substantially all of the Premises, Landlord shall be entitled to all awards in connection with the taking of the Premises. If there is a partial condemnation of the Premises so that Tenant can continue to use the Premises for its intended purpose, Tenant shall be entitled to an equitable adjustment of the base rent and Operating Expenses due under this Agreement, and any partial condemnation award shall be the sole property of Landlord.

21. Attorneys’ Fees. If any party brings legal action for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the conditions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees, interest, and other costs incurred in the action or proceeding, in addition to any other relief to which the party may be entitled.

22. Counterparts. This Agreement may be executed in any number of counterparts, or by different parties in different counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in making proof hereof, it shall not be necessary to produce or account for more than one counterpart.

23. Miscellaneous. This Agreement sets forth the entire agreement between the parties concerning the Premises and no other promises, agreements or understandings between them shall be binding unless set forth in writing and signed by both parties. The parties agree that the covenants, conditions and agreements set forth herein shall be binding upon and enure to the benefit of the parties, their heirs, executors, administrators, successors and assigns. The parties acknowledge and agree that their respective interests, rights and obligations under this Agreement are mutually dependent and are all part of a single, integrated transaction which is not and shall not be severable in any respect or circumstance. If, however, any portion of this Agreement should ever be declared invalid for any reason, such invalidity shall not affect the remaining provisions of the Agreement. The parties further agree that this Agreement shall be construed and governed in accordance with the laws of the State of Nevada.

In the event of a conflict between the terms of this Agreement and the terms of the Casino Management Agreement of even date herewith between Hyatt Tahoe and Tenant, the terms of this Agreement shall govern for all purposes.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Landlord:

HYATT EQUITIES, L.L.C.

By:	/s/ Harold Handelsman
Its:	Vice President

Tenant:

HCC CORPORATION

By:	/s/ Kenneth Posner
Its:	Vice President

EXHIBIT A

DESCRIPTION OF LAND

All that property situated in the County of Washoe, State of Nevada, more particularly described as follows:

PARCEL 1

Commencing at the United States Government Meander corner of Lake Tahoe common to Sections 22 and 23, Township 16 North, Range 18 East, M. D. B. & M., from which the section corner common to Sections 14, 15, 22 and 23, bears North 0°50’ East (original Government survey bearing North) a distance of 3372.60 feet; thence North 57°10’04” West along the Meander line of Lake Tahoe (being identical with the line of the original Government Survey bearing North 58°00’ West), a distance of 1378.75 feet to the Southwest corner of the parcel of land described in Parcel 1 in the deed to Rene Gaubert and wife, recorded in Book 431, File No. 268346, Deed Records; thence continuing North 57°l0’04” West along said Meander line of Lake Tahoe 306.98 feet to the true point of beginning of this description; thence continuing North 57°10’04” West along said Meander line of Lake Tahoe 511.63 feet; thence leaving said Meander line North 20°35’35” East 497.68 feet to the Southern line of said Nevada State Highway No. 28; thence South 69°24’25” East 500.00 feet along the Southerly line of said Nevada State Highway 28; thence South 20 35’35” West 606.14 feet to the true point of beginning.

PARCEL 2

Commencing at the United States Government Meander corner of Lake Tahoe common to Sections 22 and 23, Township 16 North, Range 18 East, M. D. B. & M., from which the section corner common to Sections 14, 15, 22 and 23 bears North 0°50’ East (original Government Survey bearing North) a distance of 3372.60 feet; thence North 57°10’04” West along the Meander line of Lake Tahoe (being identical with the line of the original Government Survey bearing North 58°00’ West) a distance of 1378.75 feet to the Southwest corner of the parcel of land described in Parcel 1 in the deed to Rene Gaubert and wife, recorded in Book 431, File No. 268346, Deed Records; thence continuing North 57°10’04” West along said Meander line of Lake Tahoe 306.98 feet to the true point of beginning of this description; thence continuing North 57°10’04” West along said Meander line of Lake Tahoe 511.63 feet; thence leaving said Meander line South 20°35’35” West 77.07 feet, more or less, to Lake Tahoe; thence Southeasterly along Lake Tahoe to a line drawn South 20°35’35” West from the true point of beginning; thence North 20°35’35” East 102.02 feet, more or less, to the true point of beginning.

EXCEPTING THEREFROM any portion of said land lying below the natural, ordinary, high water line of said Lake Tahoe.

PARCEL 3

Commencing at the intersection of the Western line of Lot 1 in Block A with the Northern line of Nevada State Highway No. 28, as said lot, block and highway are shown on the map of MILL CREEK ESTATES, WASHOE COUNTY, NEVADA, filed in the office of the County Recorder of Washoe County, State of Nevada, on October 27, 1960; thence North 69°24’25” West along said

Exhibit A – page 1

Northern line of Nevada State Highway No. 28, a distance of 592.07 feet to the true point of beginning; thence North 69°24’25” West along said Northern line of Nevada State Highway No. 28 a distance of 619.97 feet; thence North 37°48’16” East 1159.50 feet; thence South 64°04’50” East 344.47 feet; thence Southeasterly on the arc of a curve to the right with a radius of 1030.00 feet and tangent to the preceding course, a distance of 449.42 feet; thence South 39°04’50” East and tangent to the preceding arc a distance of 85.00 feet; thence Southeasterly, Southerly and Southwesterly on the arc of a curve to the right with a radius of 40.00 feet and tangent to the preceding course a distance of 62.83 feet; thence South 50°55’10” West and tangent to the preceding arc a distance of 888.83 feet; thence Southwesterly, Westerly and Northwesterly on the arc of a curve to the right with a radius of 150.00 feet and tangent to the preceding course, a distance of 156.22 feet to the true point of beginning. Situated in the E-1/2 of Section 22, Township 16 North, Range 18 East, M. D. B. & E.

Exhibit A – page 2

EXHIBIT B

SHADED AREA INDICATES AREA USED EXCLUSIVELY FOR GAMING 1788 S.F.
SHADED AREA INDICATES AREA USED EXCLUSIVELY FOR GAMING 20,031 S.F.
(3) 10' x 20' WALL AREAS FOR KENO OR SIMILAR GAMING USE
THIRD LEVEL FLOOR PLAN
SECOND LEVEL FLOOR PLAN
SUMMARY OF AREAS
HYATT REGENCY LAKE TAHOE
A1

AMENDMENT TO GAMING SPACE LEASE AGREEMENT

THIS AMENDMENT TO GAMING SPACE LEASE AGREEMENT (this “Amendment”) is entered into as of June 30, 2004, but effective as of January 1, 2004, by and between HYATT EQUITIES, L.L.C., a Delaware limited liability company (“Landlord”) and HCC CORPORATION, a Nevada corporation (“Tenant”).

RECITALS

WHEREAS, Landlord and Tenant entered into that certain Gaming Space Lease Agreement dated as of February 1, 1997 (the “Original Lease”); and

WHEREAS, Landlord and Tenant desire to amend the Original Lease as provided herein.

NOW, THEREFORE, in consideration of the premises, covenants, conditions and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Incorporation. The foregoing recitals are hereby incorporated into and made a part of this Amendment. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Lease.

2. Amendments to Original Lease.

A.	Paragraph 1 of Section 2 and the entirety of Section 2.1 of the Original Lease shall be deleted and replaced with the following:

2. Lease Term, Rent and Options. The term (the “Initial Term”) of this Agreement commenced on February 1, 1997, and shall terminate on December 31, 2008, in accordance with the terms, rents and conditions as set forth below. Tenant shall have the option to renew this Agreement for three (3) successive periods of one (1) year (each, a “Renewal Term”) for the applicable rental payments set forth in this Agreement and otherwise on the same terms and conditions provided in this Agreement (the “Renewal Options”). Tenant may exercise each of its Renewal Options by providing Landlord with written notice ninety (90) days prior to the expiration of the then current term. The Initial Term and any exercised Renewal Term are collectively referred to herein as the “Term”.

2.1

(a)

Initial Rent. During the calendar year commencing January 1, 2004, Tenant shall pay Landlord rent in the amount of One Hundred and Fifty Thousand Dollars ($150,000) per month (the “Initial Rent”) in the manner prescribed in Section 2.2 below. The Initial Rent shall be increased annually by the CPI

Adjustment at the beginning of each calendar year thereafter (the “Rent Adjustment Date”). As used herein, the term “CPI Adjustment” shall mean the increase, if any, in the Consumer Price Index for United States City Averages for All Urban Consumers, All Items, published from time to time by the United States Bureau of Labor Statistics (1982-84 = 100) (“CPI”) as of the applicable Rent Adjustment Date as compared to the CPI of the immediately preceding Rent Adjustment Date. If the CPI is discontinued or is unavailable or is substantially revised, a comparable index agreeable to Landlord and Tenant reflecting the changes in the cost of living or the purchasing power of the consumer dollar, published by any governmental agency or recognized authority shall be used in place thereof.

(b)	Renewal Rent. During each Renewal Term, if applicable, Tenant shall pay Landlord rent in the manner prescribed in Section 2.2 below in an amount equal to the previous calendar year’s Initial Rent or Renewal Rent, as applicable, as increased by the CPI Adjustment (the “Renewal Rent”). Upon Tenant’s election to exercise a Renewal Option, either party may request that the Renewal Rent be adjusted to reflect the then fair market rental value of the Premises as determined by a real estate appraiser selected by Landlord familiar with the fair market rental values for casino space in the Lake Tahoe, Nevada area. The Renewal Rent shall be determined not later than sixty (60) days prior to the commencement of the applicable Renewal Term. The decision of the real estate appraiser shall be binding, final and conclusive on the parties; provided, however, Tenant may withdraw its exercise of the applicable Renewal Option within ten (10) days of its receipt of the appraiser’s determination of the adjusted Renewal Rent. The fees associated with the real estate appraisal shall be divided equally between Landlord and Tenant unless a real estate appraisal shall have already been obtained during the prior five (5) year period, in which case, the fees associated with the real estate appraisal shall be borne by the party requesting the real estate appraisal.

(c)	All references to Initial Rent and Renewal Rent shall be collectively referred to herein as “base rent”.

B.	Section 2.2 of the Original Lease shall be deleted in its entirety and replaced with the following:

“Prior to February 1, 2005, all payments due under this Agreement shall be sent to Landlord by United States Mail, postage prepaid, addressed to Hyatt Equities, L.L.C., 200 West Madison, Suite 3900, Chicago, Illinois 60606, Attn: Finance Department. As of February 1, 2005 and for the remainder of the Term, all payments due under this Agreement shall be sent to Landlord by United States Mail, postage prepaid, addressed to Hyatt Equities, L.L.C., Hyatt Center, 71 South Wacker Drive, Chicago, Illinois 60606, Attn: Finance Department.”

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C.	Section 2.5 of the Original Lease shall be deleted in its entirety.

D.	Section 3 of the Original Lease sets forth Tenant’s obligations with respect to the payment of certain Operating Expenses. The Original Lease is hereby modified to exclude the following from the definition of “Operating Expenses”: (i) all real property taxes and assessments; (ii) costs of property and general liability insurance; and (iii) all utilities consumed or used in or upon the Premises, all of which exclusions shall be paid by Landlord, subject to good faith allocation between Landlord and Tenant in accordance with Section 3.

E.	The following language is hereby added to the end of Section 5.1 of the Original Lease: “Landlord shall pay for all costs associated with the maintenance of (i) the exterior of the Premises and (ii) the heating and air conditioning equipment servicing the Premises.”

F.	Section 7 of the Original Lease shall be deleted in its entirety and replaced with the following:

“7. Employee Costs. Landlord and Tenant acknowledge that the employees working at the Premises are employees of Tenant and that all costs and expenses of all such employees, including compensation, wages, fringe benefits and other related costs (collectively, the “Employee Costs”) shall be borne by Tenant. ”

G.	The following language is hereby added as Section 24 to the Original Lease:

“24. Landlord’s Termination Right. Notwithstanding anything to the contrary contained herein, Landlord shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Tenant in connection with a sale, transfer or other assignment of Landlord’s interest in the Hyatt Regency Lake Tahoe Resort Spa and Casino. In such event, Tenant shall be entitled to remove all Gaining FF&E from the Premises, provided Tenant has made all required payments to Landlord under the terms of this Agreement, and Tenant shall peacefully surrender possession of the Premises to Landlord in accordance with Section 6 above.”

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3. Reaffirmation. Except as otherwise provided in this Amendment, all other terms and conditions of the Original Lease shall remain unchanged and the Original Lease shall remain in full force and effect. In the event that the terms and conditions of the Original Lease are inconsistent with the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail.

4. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one instrument.

5. Entire Agreement. The Original Lease, as modified by this Amendment, constitutes the entire agreement and understanding between the parties and supercedes all prior agreement and understanding, both written and oral, between the parties with respect to the subject matter hereof.

6. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first written above.

LANDLORD:

HYATT EQUITIES, L.L.C., a Delaware limited liability company

By:	/s/ Kirk Rose
Name:	Kirk Rose
Its:	Vice President and Treasurer

TENANT:

HCC CORPORATION, a Nevada corporation

By:	/s/ Peter Liguori
Name:	Peter Liguori
Its:	Vice President and Treasurer

5

Stephen G. Haggerty Global Head Real Estate and Development 71 South Wacker Drive Chicago, IL 60606 Tel: 312.780.5833 Fax: 312.780.5282

August 4, 2009

RE:	Gaming Space Lease Agreement dated February 1, 1997, as amended by that certain Amendment to Gaming Space Lease Agreement dated June 30, 2004 and as further amended by that certain Amendment #2 to Gaming Space Lease Agreement dated July 25, 2005 (collectively, the “Original Lease”) by and between Hyatt Equities, L.L.C. (“Landlord”) and HCC Corporation (“HCC”) and that certain Casino Facilities Agreement dated June 30, 2004, as amended by that certain Amendment #1 to Casino Facilities Agreement (Lake Tahoe) dated July 25, 2005 and as further modified by that certain Memorandum of 2006 Casino Services and Fees dated December 31, 2005 (collectively, “Facilities Agreement”) by and between Hyatt Corporation (“Hyatt”) and HCC

To Whom It May Concern:

Pursuant to the above-referenced Original Lease, Landlord leased to HCC and HCC leased from Landlord certain space commonly known as the Hyatt Regency Lake Tahoe Casino (the “Tahoe Casino”) in Lake Tahoe, Nevada. The Original Lease expired by its terms on December 31, 2008. However, the parties mutually agreed to extend the term of the Original Lease, and to revise other certain terms and provisions thereof, via an Amended and Restated Casino Lease (“Amended Lease”). The Amended Lease is currently under negotiation pending determination of the rent to be paid by HCC during the term of such Amended Lease.

In addition, pursuant to the above-referenced Facilities Agreement, Hyatt provides to HCC and HCC purchases from Hyatt various services in connection with the operation of the Tahoe Casino. The term of the Facilities Agreement was to expire on the earliest of (a) termination of the Facilities Agreement as set forth in Section 4.2 thereof, (b) termination or expiration of the Original Lease and (c) termination or expiration of that certain Casino Management Agreement dated February 1, 1997 by and between HCC and Hyatt Tahoe Casino Management, Inc. The parties mutually agreed to update the Facilities Agreement in conjunction with their negotiation of the Amended Lease, and an updated Facilities Agreement is also currently under negotiation.

This letter is to confirm and acknowledge the parties’ agreement that during the pendency of their negotiations to finalize the Amended Lease and the updated Facilities Agreement, the parties have continued to, and shall continue to, conduct themselves pursuant to the terms of the Original Lease and Facilities Agreement; except as follows:, 1) during the course of the negotiations, HCC has paid to Landlord $186,687.50 monthly through May 31, 2009, and 2) HCC has paid to Hyatt all amounts invoiced pursuant to the Facilities Agreement through May 31, 2009. The parties further confirm and acknowledge that the final rent as determined under the Amended Lease and any payment owed to either party pursuant to the updated Facilities Agreement shall be subject to reconciliation at the close of negotiations and pursuant to those respective documents.

Kindly acknowledge your agreement with the foregoing by signing this letter, in duplicate, and returning a fully executed original to my attention.

Sincerely,

HYATT EQUITIES, L.L.C.

By:	/s/ Stephen G. Haggerty
Name:	Stephen G. Haggerty
Its:	SVP—Real Estate Development

Acknowledged and agreed as of this 4 day of August, 2009:

HCC CORPORATION

By:	/s/ Peter Liguori
Name:	Peter Liguori
Its:	President